Exhibit 10.5
Execution Version

AMENDED AND RESTATED RESTRICTIVE COVENANT AGREEMENT
THIS AMENDED AND RESTATED RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), dated as of July 17, 2020, and effective as of the Closing Date (as defined in the Investment Agreement (as defined below)), is made by and between Colony Capital, Inc., a Maryland corporation (“CLNY”), and Marc Ganzi (“Executive”). CLNY, together with its Subsidiaries, is hereinafter referred to as “the Company,” and where the context permits, references to “the Company” shall include the Company and any successor to the Company. Any capitalized term that is used but not otherwise defined in this Agreement shall have the meaning set forth in the Investment Agreement (as defined below).
WHEREAS, Executive previously entered into a Restrictive Covenant Agreement with CLNY, dated as of July 25, 2019;
WHEREAS, on the date hereof W-Catalina (S) LLC and W-Catalina (C) LLC (each an “Investor” and collectively, the “Investor”) entered into an Investment Agreement (the “Investment Agreement”) and a Carried Investment Agreement (the “Carry Investment Agreement”), respectively, each dated as of the date hereof, with the Company to invest in the Digital Colony Business;
WHEREAS, Executive has entered into an Employment Agreement with CLNY (the “Employment Agreement”), dated as of July 25, 2019, setting forth the terms by which Executive is employed by Colony Capital Operating Company, LLC or one of its subsidiaries (as applicable, the “Operating Entity”) and serves as a Managing Director of CLNY and Chief Executive Officer of the Operating Entity’s digital realty platform;
WHEREAS, Executive (i) has been actively involved in the management of the Business and has thereby acquired significant experience, skill, and confidential and proprietary information relating to the business and operation of the Business and (ii) in the course of his participation in the Business, has also developed on behalf of the Company significant goodwill that is now a significant part of the value of the Business;
WHEREAS, the Company desires to protect its investment in the assets, businesses and goodwill of the Business and to induce the Investors to enter into the Investment Agreement, the Carry Investment Agreement, the DCMH Investor Rights Agreement and the Carried Interest Participation Agreement and, accordingly, as a material condition to the Investors’ willingness to enter into the Investment Agreement, the Carry Investment Agreement, the DCMH Investor Rights Agreement and the Carried Interest Participation Agreement and consummate the transactions contemplated thereby, has required that Executive agree to limit certain activities by Executive (as contemplated hereby) that would compete with or otherwise harm such assets, businesses or goodwill; and
WHEREAS, Executive is willing to agree to enter into this Agreement and abide by such restrictions.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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1.    Defined Terms. For purposes of this Agreement, the following terms have the respective meanings set forth below:
(a)    “Business” means (A) (x) the business of acquiring, originating and managing (i) real estate related debt and equity investments and (ii) debt and equity investments focused on the intersection points of technology and hard assets (the “Digital Realty Sector”); provided, that, for purposes of clarification, the Business shall not include debt or equity investments in operating companies primarily engaged in businesses outside of the real estate or hospitality industries or the Digital Realty Sector even though such businesses may own or lease real property and (y) any alternative asset management business in which more than 25% of the total capital committed is third party capital from passive investors (which term shall exclude natural persons who are partners or employees of the business and are actively engaged in the management of the business) and that advises, manages or invests the assets of funds or related investment vehicles or separate accounts and/or (B), at any time, any business enterprise that is competitive with the Digital Colony Business, and shall include any fund or investment vehicle that provides capital or investment advisory, investment management, investment sub advisory, or similar services to, an investment vehicle in exchange for compensation to the extent that Executive, directly or indirectly, launches, creates, sponsors, forms, acquires any interest in, controls, promotes, manages, renders services for, or in any manner engages in business on behalf of such a business enterprise, fund or investment vehicle that is not a Digital Colony Fund.
(b)    “Company Materials” means all Materials that Executive makes or conceives, or has made or conceived, solely or jointly, during the period of Executive’s retention by or employment with the Company, whether or not patentable or registerable under copyright, trademark or similar statutes, which (i) are related to the current or demonstrably (by expenditure of material resources or material time spent by senior management) anticipated business or activities of the Company (which includes any fund managed by the Company during or prior to the period of Executive’s retention by or employment with the Company); and (ii) are otherwise developed by Executive through the use of the Company’s confidential information, equipment, software, or other facilities or resources at a time during which Executive has been a consultant, or employee (temporary or otherwise) of the Company. Notwithstanding the foregoing, Company Materials shall not include any Materials described in clause (i) above that are conceived or made, solely or jointly, by Executive in connection with the performance of Permitted Activities.
(c)    “Confidential Information” means information that is not generally known to the public and that is or was used, developed or obtained by Executive in his capacity as a member or employee of the Company; provided, however, Confidential Information will not include any information that is generally available to the public (other than as a result of Executive’s breach of this Agreement) or within the industry prior to the date Executive proposes to disclose or use such information. For the avoidance of doubt, “Confidential Information” does not include (x) information concerning non-proprietary business or investment practices, methods or relationships customarily employed or entered into by comparable business enterprises, (y) the identity of investors and their investment practices, methods and relationships, financing sources or capital market intermediaries and (z) information that is used, developed or obtained by Executive exclusively in connection with the performance of Permitted Activities.

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(d)    “Inventions” means any inventions, improvements, developments, ideas or discoveries whether patentable or unpatentable, that meets any one of the following criteria: (i) relates at the time of conception or reduction to practice to: (A) the business, projects or products of the Company, or to the utilization thereof; or (B) the actual or demonstrably anticipated research or development of the Company; (ii) results from any work performed directly or indirectly by Executive for the Company; or (iii) results, at least in part, from Executive’s use of the Company’s time, equipment, supplies, facilities or trade secret information; provided, however, that Inventions shall not include (x) any idea or invention which is developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities or trade secret information, and which is not related to the business (either actual or demonstrably anticipated), and which does not result from work performed for the Company and (y) inventions, improvements, developments, ideas or discoveries conceived or reduced to practice by Executive exclusively in connection with the performance of Permitted Activities.
(e)    “Materials” means all articles, reports, documents, memoranda, notes, other works of authorship, data, databases, discoveries, designs, developments, ideas, creative works, improvements, Inventions, know-how, processes, computer programs, software, source code, techniques and useful ideas of any description whatsoever (or portions thereof).
(f)    “Permitted Activities” means each of the activities described in Section 2 hereof.
(g)    “Person” means any individual, company, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
(h)    “Restricted Period” means the period commencing on the Effective Date and ending on the second anniversary of the termination of Executive’s employment with the Company; provided that the Restricted Period shall immediately cease if Executive’s termination of employment is either by the Company without Cause or by Executive for Good Reason (in each case, such capitalized term used herein as defined in the Employment Agreement).
2.    Permitted Activities. Notwithstanding anything set forth herein to the contrary, nothing contained herein shall prohibit Executive from:
(a)    engaging in the Personal Activities (as defined in the Employment Agreement);
(b)    owning, directly or indirectly, solely as an investment, securities of any such Person which are traded on any national securities exchange or NASDAQ if Executive (A) is not a controlling person of, or a member of a group which controls, such Person; and (B) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person;
(c)    managing any capital accounts, or exercising any of the rights and obligations with respect to any assets or liabilities related to Digital Bridge Holdings, LLC (“DBH”) that are retained by Executive and not transferred to the Company in connection with the Executive’s sale of his interest in DBH to the Company on July 25, 2019 (including, for the avoidance of doubt, maintaining direct or indirect equity interest ownership in legacy investments managed by DBH (the “DBH Legacy Investments”));

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(d)    (x) providing services to, and complying with his time and attention commitments to, the DBH Legacy Investments, (y) taking actions with respect to follow-on investments to the investments described in clause (x) or (z) taking actions with respect to the refinancing or restructuring of the investments described in clause (x);
(e)    making passive investments in private equity funds, mutual funds, hedge funds and other managed accounts (provided that such funds or accounts do not have a primary investment strategy, as set forth in the applicable fund’s or account’s published statement of its primary investment strategy, of investments in the Business);
(f)    making any passive investment (or group of related passive investments) of less than $20 million in private equity funds, mutual funds, hedge funds and other managed accounts that have a primary investment strategy, as set forth in the applicable fund’s or account’s published statement of its primary investment strategy, of investments in the Business; or
(g)    making investments in private companies that (x) are not engaged in the Business, (y) do not predominantly make investments in the Business and (z) do not make investments similar to those made by the Digital Colony Business equal to the lesser of (A) 5% of the outstanding equity securities of such private company and (B) $30 million per company or group of affiliated companies operating as part of one business.
3.    Non-Competition. Executive shall not, during the Restricted Period, directly or indirectly, in any manner: (i) engage in the Business (other than through the Company and its Affiliates); (ii) render any services as an employee, officer, director or consultant to any Person (other than the Company) engaged in the Business; or (iii) make an investment in a Person engaged in the Business as a partner, shareholder, principal, member or other owner of equity interests (or securities convertible into or exercisable for, equity interests); provided, however, nothing contained in this Agreement shall restrict Executive from (x) engaging in any activity that he determines in good faith is in furtherance of the interests of the Company in the performance of his duties for the Company and/or (y) engaging in any Permitted Activity. In addition, nothing herein shall prohibit Executive from providing services to an entity engaged in the Business if Executive’s services are solely limited to a unit, division, or subsidiary of such entity which does not engage in the Business and Executive does not provide services directly or indirectly to, or with respect to, the Business.
4.    Non-Solicitation. Except as necessary, appropriate or desirable to perform his duties to the Company during his employment, Executive shall not during the Restricted Period, without CLNY’s prior written consent, (i) directly or indirectly, on his own behalf or for any other Person, knowingly (A) solicit or induce any officer, director, employee or independent contractor of the Company who is a natural person that provides consulting or advisory services with respect to sourcing or consummating financings or investments, in either case to terminate his or her relationship with the Company, or (B) hire any such individual whom Executive knows left the employment of the Company during the previous 12 months or (ii) directly or indirectly, on his own behalf or for any other Person, solicit or induce any investors to terminate (or diminish in any material respect) his, her or its relationship with the Company. For the avoidance of doubt, identification or doing business with or co-investing with any limited partners, investors, financing sources or capital markets intermediaries with regard to activity that is not prohibited by Section 3 above shall not be deemed

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to be a breach of this Section 4 or otherwise. Executive shall not be in violation of this Section 4 by reason of providing a personal reference for any officer, director or employee of the Company or soliciting individuals for employment through a general advertisement not targeted specifically to officers, directors or employees of the Company.
5.    Confidential Information. At all times on and following the Effective Date, Executive shall not disclose or use for his benefit or the benefit of others, except in connection with the business and affairs of the Company or any of its Affiliates, any Confidential Information except to the extent that (i) such disclosure or use is related to, necessary, appropriate or desirable in connection with Executive’s performance of his duties to the Company or (ii) is related to any good faith dispute between Executive and the Company or any of its Affiliates or otherwise in connection with any action by Executive to enforce his rights or defend his actions under this Agreement, the Employment Agreement or any other agreement with the Company or any of its Affiliates. Nothing contained herein shall preclude Executive from disclosing Confidential Information to his immediate family and personal legal and financial advisor(s) that need to know such Confidential Information in order to advise Executive, provided that Executive informs such family member(s) and/or advisor(s) that the information is confidential in nature and receives reasonable assurances that the family member(s) and/or advisor(s) shall not disclose such information except as required by Law or by any Governmental Authority with apparent jurisdiction over such Person. Nothing in this Agreement shall be construed to prevent Executive from complying with applicable Law, or disclosing information pursuant to the Order of a Governmental Authority, provided that such compliance does not in Executive’s reasonable judgment exceed the extent of disclosure required by such Law or Order. Executive shall, to the extent legally permitted, promptly provide written notice of any such Order to an authorized officer of the Company after receiving such Order and reasonably cooperate (at the Company’s sole cost and expense) with any efforts of the Company to seek a protective order or other measure to protect the confidentiality of such information.
6.    Mutual Non-Disparagement.
(a)    At all times on and following the Effective Date, Executive shall refrain from making any disparaging statements about the Company, the Investors, their respective affiliates or any of its or their respective present or (to the extent such Persons serve in such capacity during Executive’s employment with the Company) future officers, directors, and, in their capacity as such, employees to any third Persons, including, without limitation, to any press or other media, except (i) to the extent required by Law or legal process, by any Governmental Authority with apparent jurisdiction or applicable securities considerations, (ii) related to any good faith litigation or similar proceeding between Executive and the Company or any of such officers or directors or otherwise in connection with any good faith litigation or similar proceeding or other efforts by Executive to enforce his rights or defend his actions under this Agreement, the Employment Agreement or any other agreement with the Company or any of such officers or directors or (iii) for the making of any critical remarks about any such Person in connection with any analyses made or opinions expressed in the ordinary course of his duties to the Company during his employment therewith.
(b)    At all times on and following the Effective Date, the directors and senior executive officers of the Company shall not make, or cause to be made by the Company, any disparaging or negative statements about Executive to any third Persons, including, without limitation, to any press

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or other media, except (i) to the extent required by Law or legal process, by any Governmental Authority with apparent jurisdiction or applicable securities considerations, (ii) related to any good faith litigation or similar proceeding between Executive and the Company or otherwise in connection with any good faith litigation or similar proceeding by Executive to enforce his rights or defend his actions under this Agreement, the Employment Agreement or any other agreement with the Company or (iii) for the making of any critical remarks about Executive in connection with any analyses made or opinions expressed in the ordinary course of their respective duties to the Company during their employment therewith.
7.    Intellectual Property.
(a)    Executive agrees that all Company Materials shall be deemed “work made for hire” by the Company as the “author” and owner to the extent permitted by United States copyright Law. To the extent (if any) that some or all of the Company Materials do not constitute “work made for hire,” Executive hereby irrevocably assigns to CLNY for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all right, title and interest in and to such Company Materials (including without limitation any and all copyright rights, patent rights and trademark rights and goodwill associated therewith). The provisions of this paragraph will apply to all Company Materials which are or have been conceived or developed by Executive, solely or jointly, whether or not further development or reduction to practice may take place after the termination of Executive’s employment or retention, by the Company. Executive shall disclose to CLNY all Inventions promptly following their development, creation or conception.
(b)    Executive further agrees that he will execute and deliver to CLNY any and all further documents or instruments and do any and all further acts which the Company reasonably requests in order to perfect, confirm, defend, police and enforce the Company’s intellectual property rights, and hereby grants to the officers of the Company an irrevocable power of attorney, coupled with interest, to such end. Executive shall be promptly reimbursed by the Company for all costs and expenditures incurred in connection with any cooperation referenced in this Section 7(b).
8.    Injunctive Relief; Other Remedies. The parties agree that the remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach (x) by Executive of the provisions of Sections 3, 4, 5, 6 or 7 of this Agreement or (y) by the Company of the provisions of Section 6 of this Agreement, Company or Executive, respectively, shall be entitled to seek an injunction restraining other party from the conduct which would constitute a breach of this Agreement. Nothing herein contained shall be construed as prohibiting either party from pursuing any other remedies available to it or them for such breach or threatened breach, including, without limitation, specific performance and/or the recovery of damages.
9.    Reasonableness and Enforceability of Covenants.
(a)    The recitals to this Agreement are incorporated herein by this reference. The parties hereto acknowledge and agree with such recitals, and further agree that the value of the consideration paid to the Company by the Investors in connection with the Investment Agreement is substantial, and in respect of which Executive will benefit indirectly, and that preservation of the confidential and proprietary information, goodwill, stable workforce, and client and customer relations of the

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Company is a material part of the consideration being provided in connection with the transactions contemplated by the Investment Agreement .
(b)    The parties expressly agree that the character, duration and geographical scope of the restrictive covenants of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including, but not limited to, Executive’s material economic interest in and importance within the Company and its businesses, and Executive’s position of confidence and trust as a stockholder of CLNY.
(c)    Executive acknowledges that, (i) the Company is vested with the goodwill of, and directly or indirectly carries on, the Business and that, in connection with the transactions contemplated by the Investment Agreement , the Carry Investment Agreement , the DCMH Investor Rights Agreement and the Carried Interest Participation Agreement, the Company and the Investors will be vested with the goodwill of, and will directly or indirectly carry on, the Digital Colony Business; (ii) the restrictive covenants and the other agreements contained herein (collectively, the “Restrictive Covenants”) are an essential part of this Agreement and the transactions contemplated by the Investment Agreement, the Carry Investment Agreement, the DCMH Investor Rights Agreement and the Carried Interest Participation Agreement and (iii) the covenants contained in this Agreement are intended to be and would be enforceable under the Laws of the State of New York. Executive and the Company agree not to challenge the enforceability of the covenants (and the limitations and qualifications included as part thereof) contained in this Agreement.
(d)    Executive agrees to be bound by the Restrictive Covenants and the other agreements contained in this Agreement to the maximum extent permitted by Law, it being the intent and spirit of the parties that the Restrictive Covenants and the other agreements contained herein shall be valid and enforceable in all respects, and, subject to the terms and conditions of, and limitations and qualifications included in, this Agreement.
10.    Acknowledgements. Executive acknowledges that (i) his work for the Company will continue to give him access to the confidential affairs and proprietary information of the Company; (ii) the agreements and covenants of Executive contained in this Agreement are essential to the business and goodwill of the Company; and (iii) CLNY would not have entered into the Employment Agreement and the Investors would not have entered into the Investment Agreement, the Carry Investment Agreement, the DCMH Investor Rights Agreement and the Carried Interest Participation Agreement but for the covenants and agreements set forth herein.
11.    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements entered into and to be performed entirely within such state. The Company and Executive also agree and acknowledge that, effective as of the Closing Date, the Employment Agreement shall also be governed by the Laws of the State of New York and any references to state-level laws, rules and regulations therein shall be deemed to be amended to refer to similar Laws of the State of New York, if applicable.
12.    Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth day after mailing or

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the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile; or (d) on the date of requested delivery if sent by a recognized overnight courier:

If to the Company:	Colony Capital, Inc. 515 South Flower Street, 44th Floor Los Angeles, CA 90071 Attention: Chief Executive Officer General Counsel

If to Executive:	to the last address of Executive in the Company’s records specifically identified for notices under this Agreement
With a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178-0060

Attention:	Robert D. Goldbaum Nathan R. Pusey
Facsimile No.: 212-309-6001

Email:	robert.goldbaum@morganlewis.com nathan.pusey@morganlewis.com or to such other address as is provided by a party to the other from time to time.
13.    Survival. The representations, warranties and covenants of Executive and the Company contained in this Agreement will survive any termination of Executive’s employment with the Company through the end of the Restricted Period.
14.    Amendment; Waiver; Termination. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by Executive and CLNY. No provision of Section 4 hereto may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the Investors. No waiver by either party hereto at any time of any breach by the other party hereto of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
15.    Severability. Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographic and temporal scope and in all other respects. If any term or provision of this Agreement is determined to be invalid or unenforceable in a final court or arbitration proceeding, (A) the remaining terms and provisions hereof shall be unimpaired and (B) to the extent permitted by applicable Law, the invalid or unenforceable term or provision shall be deemed replaced by a term

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or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
16.    Arbitration. Except as otherwise set forth in Section 8, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York, New York, before a panel of three neutral arbitrators, each of whom shall be selected jointly by the parties, or, if the parties cannot agree on the selection of the arbitrators, as selected by the American Arbitration Association. The commercial arbitration rules of the American Arbitration Association (the “AAA Rules”) shall govern any arbitration between the parties, except that the following provisions are included in the parties’ agreement to arbitrate and override any contrary provisions in the AAA Rules:
(a)    The agreement to arbitrate and the rights of the parties hereunder shall be governed by and construed in accordance with the Laws of the State of New York, without regard to conflict or choice of law rules;
(b)    The AAA Rules shall govern the arbitration, the agreement to arbitrate and any proceedings to enforce, confirm, modify or vacate the award;
(c)    The arbitrators shall apply the Laws of the State of New York;
(d)    Any petition or motion to modify or vacate the award shall be filed in a Supreme Court in New York County, New York (the “Court”);
(e)    The award shall be written, reasoned and shall include findings of fact as to all factual issues and conclusions of law as to all legal issues;
(f)    Either party may seek a de novo review by the Court of the conclusions of law included in the award and any petition or motion to enforce, confirm, modify or vacate the award; and
(g)    The arbitration shall be confidential, and judgment may be entered on the arbitrators’ award in any court having jurisdiction.
The parties hereby agree that the arbitrators shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Each party shall bear its own legal fees and out-of-pocket expenses incurred in any arbitration hereunder and the parties shall share equally all expenses of the arbitrators; provided, that the arbitrator shall have the same authority to award reasonable attorneys’ fees to the prevailing party in any arbitration as part of the arbitrator’s award as would be the case had the dispute or controversy been argued before the Court.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
COLONY CAPITAL, INC.
By: /s/ Donna Hansen
Name: Donna Hansen
Title: Chief Administrative Officer

EXECUTIVE
/s/ Marc Ganzi
Marc Ganzi

[Signature Page to Marc Ganzi Amended and Restated Restrictive Covenant Agreement]
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